Exhibit 10.40

Execution Version

THIRD AMENDMENT TO
SEVENTH AMENDED AND RESTATED INVENTORY FINANCING AGREEMENT AND CONSENT

THIS THIRD AMENDMENT TO SEVENTH AMENDED AND RESTATED INVENTORY FINANCING AGREEMENT AND CONSENT (this “Amendment”) dated as of August 9, 2022, is made to that certain SEVENTH AMENDED AND RESTATED INVENTORY FINANCING AGREEMENT dated as of December 29, 2021, among WELLS FARGO COMMERCIAL DISTRIBUTION FINANCE, LLC (“CDF”) as Agent (in such capacity as agent, the “Agent”) for the several financial institutions that may from time to time become party thereto (collectively, “Lenders” and individually, each a “Lender”), such Lenders that are party to this Amendment, and Dealers that may from time to time become party thereto (collectively, “Dealers” and individually, each a “Dealer”) (as amended, restated, supplemented or otherwise modified, the “IFA”). All capitalized terms not otherwise defined in this Amendment shall have the respective meanings assigned to them in the IFA.

Recitals

A.          One Water Assets & Operations, LLC (“Parent”) is acquiring or has acquired the equity interests of Star Brite Europe, LLC, a Florida limited liability company, pursuant to that certain Equity Purchase Agreement, dated as of June 21, 2022, by and among Parent and Peter G. Dornau and Maureen Dornau and the equity interests of Ocean Bio-Chem, Inc., a Florida corporation pursuant to the terms of that certain Agreement and Plan of Merger dated as of June 21, 2022 by and between OneWater Marine Inc., OBCMS, Inc. and Ocean Bio-Chem, Inc. (such acquisition and merger transactions collectively referred to as the “OBC Acquisition”).

B.          Parent and Dealers have requested that Agent consent to the OBC Acquisition and Agent has agreed to consent to such OBC Acquisition subject to the terms and conditions of this Amendment.  Such consent does not require any Lender’s consent.

C.          Agent and Dealers desire to amend the IFA as set forth herein and Agent and Required Lenders, whose consent Agent has received to the extent required for the amendments contained herein, are willing to amend the terms of the IFA as set forth in and subject to the terms and conditions of this Amendment.

Agreement

NOW, THEREFORE, in consideration of the premises and of the mutual promises contained herein and in the IFA the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.          Consent to OBC Acquisition.  Upon the terms and conditions set forth herein, Agent hereby consents to the OBC Acquisition. This consent shall only be effective in this specific instance with respect to the OBC Acquisition. This consent shall not entitle Dealers or Guarantors to any other or further consents, waivers or extensions in any similar or other circumstances. In no event shall this consent be deemed to be a waiver of Agent’s or any Lender’s rights with respect to any breach, default or Default which exists or might exist at any time under any Loan Document, any Guaranty (as defined below) or any other document related thereto, whether or not known to Agent or any Lender and whether or not existing on the date of this Amendment (other than those breaches, defaults or Defaults as would otherwise necessarily arise out of the consummation of the OBC Acquisition in the absence of this consent).

2.          Amendments to IFA.

a.    The preamble of the IFA is hereby deleted in its entirety and replaced with the following:

“This Seventh Amended and Restated Inventory Financing Agreement (as from time to time amended, restated, amended and restated, supplemented or otherwise modified, and together with any Transaction Statements, as hereinafter defined, this “Agreement”), dated as of December 29, 2021 (the “Closing Date”), is among the persons listed on Schedule 3 to this Agreement entitled “List of Dealers” (each, individually, a “Dealer” and collectively, the “Dealers”), Wells Fargo Commercial Distribution Finance, LLC (in its individual capacity, “CDF”) as Agent (CDF, in such capacity as agent, is herein referred to as “Agent”) for the several financial institutions that may from time to time become party to this Agreement (collectively, the “Lenders” and individually each a “Lender”) and for itself as a Lender, and such Lenders.

b.    Section 1 of the IFA shall be deemed supplemented to include the following definitions:

“Control Group” means the PubCo Holdings Group, Holdings, and Parent.

“Ocean Holdings” means Ocean Bio-Chem Holdings, Inc., a Delaware corporation, which owns as of the Third Amendment Effective Date, directly or indirectly, 23.77% of the Capital Securities of Holdings.

“OBC Group” means Ocean Holdings, OCEAN BIO-CHEM, LLC, a Florida limited liability company (and successor by conversion to Ocean Bio-Chem, Inc., a Florida corporation), STAR-BRITE DISTRIBUTING, INC., a Florida corporation, STAR BRITE DISTRIBUTING CANADA, INC., a Florida corporation, D & S ADVERTISING SERVICES, INC., a Florida corporation, STAR BRITE STA-PUT, INC., a Florida corporation, STAR BRITE SERVICE CENTERS, INC., a Florida corporation, STAR BRITE AUTOMOTIVE, INC., a Florida corporation, KINPAK, INC., an Alabama corporation, ODORSTAR TECHNOLOGY, LLC, a Florida limited liability company, and STAR BRITE EUROPE, LLC, a Florida limited liability company (and successor by conversion to Star brite Europe, Inc., a Florida corporation), each a Subsidiary of Parent.

“Investment” means any direct or indirect investment by any Person, whether by means of a loan, advance or capital contribution to another Person. The amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received in case by such Person with respect thereto.

“Permitted Investments” means:

(a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency or instrumentality thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(b)    commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within six (6) months from the date of acquisition thereof;

(c)    certificates of deposit, bankers’ acceptances and time deposits maturing within one year of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)    fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)    mutual funds investing solely in any one or more of the Permitted Investments described in clauses (a) through (d) above; and

(f)     other marketable debt instruments approved by Agent in its reasonable discretion.

“Streamlined Conditions Acquisition” means an acquisition for which the acquisition consideration is less than $15,000,000.

“Streamlined Conditions Aggregate Threshold” means $50,000,000 (in each case, excluding amounts paid for inventory or working capital).

“Third Amendment Effective Date” means August 9, 2022.

c.    The definition of “Credit Facility Agreement” in Section 1 of the IFA is hereby deleted in its entirety and replaced with the following:

“Credit Facility Agreement” means that certain Credit Agreement dated as of August 9, 2022, among Credit Facility Agent, Holdings, PubCo, Parent, Dealers, certain other affiliates of Dealers party thereto, and the lenders party thereto, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms of the Credit Facility Agreement and the Intercreditor Agreement.

d.    The definition of “EBITDA” in Section 1 of the IFA is hereby deleted in its entirety and replaced with the following:

“EBITDA” means, for any period, Consolidated Net Income for such period plus:

(a)
to the extent added or deducted in determining such Consolidated Net Income, Interest Expense, Income Tax Expense, depreciation and amortization, in each case for such period less any non-recurring income or expenses; and

(b)	(i) for the Quarterly Computation Period ending on December 31, 2021, an amount equal to $40,492,000;

(ii)    for the Quarterly Computation Period ending on March 31, 2022, an amount equal to $29,817,000;

(iii)   for the Quarterly Computation Period ending on June 30, 2022, an amount equal to $28,679,000;

(iv)   for the Quarterly Computation Period ending on September 30, 2022, an amount equal to $22,632,000;

(v)    for the Quarterly Computation Period ending on December 31, 2022, an amount equal to $7,947,000;

(vi)   for the Quarterly Computation Period ending on March 31, 2023, an amount equal to $1,445,000;

(vii)    for the Quarterly Computation Period ending on June 30, 2023, an amount equal to $712,000

(viii)   for all Quarterly Computation Periods thereafter, an amount equal to $0 or such other amount as may be agreed to in writing by the Agent, Dealers and Required Lenders.”

e.    The definition of “Funded Debt to EBITDA Ratio” in Section 1 of the IFA is hereby deleted in its entirety and replaced with the following:

“Funded Debt to EBITDA Ratio” means, for any Computation Period, a ratio of:

(a) the total for such period of

(i)   Total Funded Debt as of the last day of such Computation Period, minus

(ii)  the lesser of (1) Subordinated Acquisition Indebtedness existing as of the last day of such Computation Period, or (2) $9,000,000, minus

(iii) the unrestricted cash and Permitted Investments of PubCo and its Subsidiaries in an aggregate amount of up to $75,000,000, to

(b) EBITDA for such Computation Period.”

f.    The definition of “Intercreditor Agreement” in Section 1 of the IFA is hereby deleted in its entirety and replaced with the following:

“Intercreditor Agreement” means that certain Amended and Restated Intercreditor and Collateral Access Agreement among Agent and Credit Facility Agent dated of as of August 9, 2022, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

g.    The definition of “Permitted Acquisition” in Section 1 of the IFA is hereby deleted in its entirety and replaced with the following:

“Permitted Acquisition” shall mean an acquisition by any Guarantor, Dealer or any of such Guarantor’s or Dealer’s Subsidiaries of the ownership interest, or the assets, business line or division of, any other Person, subject to the satisfaction of each of the following conditions, in each case unless otherwise waived by Agent in its sole discretion:  (1) in the case of a Streamlined Conditions Acquisition consummated at a time when the aggregate consideration for all such Streamlined Conditions Acquisitions within the trailing twelve month period is less than the Streamlined Conditions Threshold, (a) no Default shall have occurred and be continuing or would result from such acquisition, and (b) the applicable Guarantor or Dealer shall deliver limited reporting and legal due diligence as may be reasonably requested by Agent, and (2) in the case of any other acquisition (including, without limitation, any Streamlined Conditions Acquisition consummated at a time when the aggregate consideration for all such Streamlined Conditions Acquisitions in the trailing twelve month period is equal to or greater than the Streamlined Conditions Threshold), (a) no Default shall have occurred and be continuing or would result from such acquisition, (b) the property acquired (or the property of the Person acquired) in such acquisition is used or useful in the same or a similar line of business as the Parent and its Subsidiaries were engaged in on the Closing Date (or a business reasonably related, supplemental or ancillary thereto), (c) the applicable Guarantor or Dealer shall have delivered to the Agent (x) a certificate showing Dealers are in pro forma compliance with the financial covenants set forth in Section 7(e) below and no Default or event which, which the passage of time, giving of notice, or both, would constitute a Default exists and (y) a subordination agreement in favor of, and in form and content acceptable to, Agent with respect to any Subordinated Acquisition Indebtedness in connection with such proposed acquisition, (d) the representations and warranties made by Dealers in this Agreement shall be true and correct in all material respects at and as if made as of the date of such acquisition (after giving effect thereto), except to the extent such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, (e) the aggregate amount of acquisitions of entities or assets that will not become Dealers or do not constitute Collateral, shall not exceed, as valued at cost at the time each such acquisition is made and including all related commitments for future acquisition, $10,000,000, (f) to the extent there is any Indebtedness outstanding pursuant to the Credit Facility Agreement, the acquisition shall be permitted or consented to in accordance with the terms thereof, (g) the acquisition shall be non-hostile and shall have been approved by the board of directors (or other governing body) of the Person acquired or the Person from whom such assets or division is acquired, as applicable; and (h) Dealers or Guarantor, as applicable, shall have delivered to Agent at least thirty (30) days (or such later date as Agent may agree to in its sole discretion) prior to the closing of such proposed acquisition, and Agent shall have satisfactorily completed its review of, each of the following in form and substance satisfactory to the Agent in its Permitted Discretion:

(i) to the extent received by, or otherwise available to, the applicable Dealer, all relevant financial information with respect to such acquisition, including, without limitation, the aggregate consideration for such acquisition;

(ii) with respect to the acquisition of any Person or assets or division which, for the four-quarter period most recently ended prior to the date of such acquisition, shall have generated earnings before income taxes, depreciation, and amortization during such period (calculated in substantially the same manner as EBITDA) equal to or greater than 3% of EBITDA calculated on a pro forma basis, a quality of earnings report detailing proposed adjustments;

(iii) to the extent received by, or otherwise available to, the applicable Dealer, a due diligence memorandum prepared by the Dealer’s counsel regarding such counsel’s due diligence review of the target’s business, assets, liabilities, operations and condition (financial or otherwise), including customary lien and litigation searches; and

(iv) any other information related to such acquisition that is reasonably requested by the Agent or its counsel to the extent such information has been received by or is reasonably available to the Dealer.

Provided, however, that for any Permitted Acquisition described in clauses (1) or (2) above, the applicable Guarantor or Dealer shall deliver or cause to be delivered to Agent (x) at least thirty (30) days prior to the closing of such proposed acquisition (or such later date as Agent may agree in its sole discretion), a notice describing whether the proposed acquisition is a stock or asset purchase, the proposed consideration for such acquisition, and the proposed closing date of such acquisition (but not including the name of the seller or target), (y) on or before the date of closing of such acquisition, if the target of the proposed acquisition is then a borrower or dealer under a different financing agreement with CDF, a transfer and assumption agreement or loan assignment agreement (as determined by Agent in its Permitted Discretion) duly executed by the applicable Guarantor or Dealer and the proposed acquisition target (or its sellers), in each case in form and substance acceptable to Agent in its Permitted Discretion, and (z) at least fifteen (15) days (or such later date as Agent may agree to in its sole discretion) prior to the closing of such proposed acquisition, the name(s) of the seller(s) or target(s) of such proposed acquisition.  For the avoidance of doubt, Streamlined Conditions Acquisitions consummated prior to the Third Amendment Effective Date, Streamlined Conditions Acquisitions permitted pursuant to clause (2) above which would have been permitted pursuant to clause (1) above but for the aggregate consideration for acquisitions in the applicable trailing twelve month period exceeding the Streamlined Conditions Aggregate Threshold, and other acquisitions which have been consented to by Agent or the Required Lenders in writing shall not be included in the calculation of the Streamlined Conditions Threshold.

h.    Subpart (a) of the definition of “Permitted Indebtedness” in Section 1 of the IFA is hereby deleted in its entirety and replaced with the following:

“(a)     any Indebtedness owing under the Credit Facility Agreement in an aggregate principal amount at any time outstanding not to exceed $510,000,000.”

i.	The definition “Permitted Restricted Payment” in Section 1 of the IFA is hereby supplemented with the following:

“(n)       for so long as (i) no Default shall have occurred and be continuing or shall be caused thereby, and (ii) the Funded Debt to EBITDA Ratio, after giving pro forma effect to any such Restricted Payment, does not exceed 2.25x : 1.00 as of the last day of the most recently ended Computation Period, payments made by Dealers to Parent for use by Parent to pay to Holdings, and by Holdings to pay to PubCo, in an aggregate amount not to exceed $50,000,000 in the aggregate during any fiscal year to permit PubCo to repurchase Capital Securities of PubCo from the holders thereof.”

j.	The definition “Permitted Restricted Payment” in Section 1 of the IFA is hereby amended by deleting subsection (e) in its entirety and replacing it with the following:

“(e)       in the form of distributions, redemptions or other payments that are made among PubCo and any of its Subsidiaries (other than the OBC Group except as set forth in the proviso below).”

k.	The definition “Permitted Restricted Payment” in Section 1 of the IFA is hereby amended by inserting the following after subpart (n):

“Provided that, unless the OBC Group (or any of them as Agent may determine in its reasonable discretion) become Dealers or Guarantors, no Restricted Payment from any Dealer made for the purpose of the Control Group making an Investment in the OBC Group shall constitute a Permitted Restricted Payment if the total of the aggregate of all such Restricted Payments exceeds $10,000,000.00”

l.	Section 7(b)(xv) of the IFA is hereby supplemented to add the following new sentence to the end of clause (xv):

“Upon the joinder of any Acquisition Subsidiary as a new Dealer hereunder, Agent may, from time to time, update Schedule 3 to the IFA to include, without the need for further formal amendment or consent of any Dealers, Guarantors, or Lenders (including Required Lenders), the name, entity type and jurisdiction of such Acquisition Subsidiary.”

m.	Section 7(c) of the IFA shall be deemed supplemented to include the following:

“(xxv)   (a) unless an agreement has been provided to Agent in accordance with Section 9(c) hereof, permit Collateral with a value in excess of $5,000,000 to be located at the Denison Yachting, LLC location at 850 NE 3rd Street, Dania Beach, Florida; provided, however, that if such agreement has not been provided by October 31, 2022, such location shall not be deemed a Permitted Location unless otherwise agreed to by Agent in writing; or (b) permit Collateral with a value in excess of $5,000,000.00 to be located at the Denison Yachting, LLC location at 13555 Fiji Way, Marina Del Ray, California.”

“(xxvi)  Unless the OBC Group (or any of them as Agent may determine in its reasonable discretion) become Dealers or Guarantors, permit, allow to be permitted, or suffer to exist (A) any Investment exceeding $10,000,000.00 by the Control Group in the OBC Group made with the proceeds of a Restricted Payment from any Dealer, or (B) any Investment by any Dealer in the OBC Group.”

n.	In Section 7(e)(i) of the IFA is hereby deleted in its entirety and replaced with the following:

“(i)       Funded Debt to EBITDA Ratio.  The Dealers shall not permit the Funded Debt to EBITDA Ratio of PubCo on a consolidated basis for any Quarterly Computation Period to exceed the ratios set forth in the table below for the fiscal quarters set below:

Fiscal Quarter	Funded Debt to EBITDA Ratio
Fiscal quarter ending September 30, 2022, through the fiscal quarter ending September 30, 2023	3.25:1.00
Fiscal quarter ending December 31, 2023, through the fiscal quarter ending September 30, 2024	3.00:1.00
Fiscal quarter ending December 31, 2024, and each fiscal quarter thereafter	2.75:1.00

o.	Section 18(f) of the IFA is hereby deleted in its entirety and replaced with the following:

“(f)       Notwithstanding the foregoing, Agent (without the need to obtain any consent of any Lender or any Dealer) may amend this Agreement and Schedule 3 hereto, any Transaction Statement or Program Terms Letter to join additional Dealers created or acquired in connection with a Permitted Acquisition, or remove Dealers party to a merger or consolidation permitted by Section 7 hereof.”

p.	Section 25 of the IFA is hereby deleted in its entirety and replaced with the following:

“25.          List of Dealers. The persons listed on Schedule 3 hereto, and such other Acquisition Subsidiaries as may be joined from time to time to the IFA as Dealers pursuant to the terms of Section 7(b)(xv), are parties to this Agreement as Dealers.”

3.          Ratification.

a.    Each Dealer hereby ratifies and confirms the IFA as amended hereby and each other Loan Document executed by such Dealer in all respects.  All terms and provisions of the Loan Documents not specifically amended by this Amendment shall remain unchanged and in full force and effect.

b.   Each Guarantor hereby (i) ratifies and confirms each of such Guarantor’s Guaranty, including, without limitation, that certain (A) the Eighth Amended and Restated Collateralized Guaranty dated December 29, 2021 executed by Holdings in favor of Agent, (B) Sixth Amended and Restated Collateralized Guaranty dated December 29, 2021 executed by Parent in favor of Agent, (C) Second Amended and Restated Collateralized Guaranty dated December 29, 2021 by PubCo in favor of Agent, (D) Fourth Amended and Restated Guaranty dated December 29, 2021 executed by Philip Austin Singleton, Jr. in favor of Agent, and (E) Fourth Amended and Restated Guaranty dated December 29, 2021 executed by Anthony Aisquith in favor of Agent (each such guaranty referred to in clauses (A) through (E) above, a “Guaranty,” and collectively, the “Guaranties”), and each other Loan Document executed by such party in all respects, (ii) agrees such Guaranty and each other Loan Document executed by such party shall remain in full force and effect, (iii) agrees that all of Dealers’ obligations under the IFA and other Loan Documents are guaranteed by such Guarantor, and (iv) represents and covenants to and with Agent that such Guarantor has no defense, claim, right of recoupment, or right of offset against Agent under such Guaranty.

4.          References. Each reference in the Loan Documents to the IFA shall be deemed to refer to the IFA as amended by this Amendment.

5.          Conditions Precedent to Effectiveness of Amendment.  This Amendment shall not be effective unless and until each of the following conditions precedent has been satisfied or waived in the Permitted Discretion of Agent:

a.    Agent shall have received a copy of this Amendment, duly executed by Dealers and Guarantors.

b.   Agent shall have received any and all fees payable to Agent by Dealers and Guarantors in connection with this Amendment and the transactions contemplated hereby.

c.   Agent shall have received evidence (in form and substance acceptable to Agent in its sole discretion) that the OBC Acquisition has been permitted under the Credit Facility Agreement.

d.    Agent shall have received evidence, in form and substance acceptable to Agent in its sole discretion, that closing of the OBC Acquisition has not occurred prior to the date of this Agreement but that such OBC Acquisition will close as of the date of this Agreement.

6.          Post-Close Covenants. Within the time set forth below (or such later date as Agent may agree to in writing in its sole discretion), Dealers shall, or shall cause to be, delivered to Agent the following, each in form and substance acceptable to Agent:

a.
If and to the extent required by Agent, within sixty (60) days after the date hereof (or such longer period as Agent may agree in its Permitted Discretion), cause any or all of Yachting Partners, a Delaware general partnership (“YP”), All Oceans Closings, LLC, a Delaware limited liability company (“AOC”), and Denison Yachting, LLC, a Delaware limited liability company (“DY”) to be joined as a Dealer hereunder, and to grant liens to Agent in all of its personal property that would otherwise constitute Collateral by executing and delivering to Agent a joinder agreement in form and substance satisfactory to Agent in its Permitted Discretion, and authorize and deliver, at the request of the Agent, such UCC financing statements or similar instruments required by Agent to perfect the liens in favor Agent securing the Obligations hereunder, along with such other documentation (including opinions of legal counsel) as may be requested by Agent in its Permitted Discretion in connection with such joinder, including, without limitation, any agreements, instruments, or other documents required by the Loan Documents, in each case to the extent permitted under the Intercreditor Agreement; and

b.
If and to the extent required by Agent, within sixty (60) days after the date hereof (or such longer period as Agent may agree in its Permitted Discretion), cause Ocean Holdings and any or all of the members of the OBC Group to deliver one or more guaranties in form and substance acceptable to the Agent, in each case for the benefit of Agent and Lenders.

7.          Default. Dealers and Guarantors hereby acknowledge and agree that a breach of any of the post-close covenants set forth in Section 6 hereof shall constitute a Default under the IFA and other Loan Documents, unless such post-close covenants or any Default occurring thereunder is waived in writing by Agent in its sole discretion.

8.          Release. In consideration of the agreements of Agent and Lenders contained in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Guarantor and each Dealer (collectively, the “Releasors”), on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and each Lender, each of their successors and assigns, each of their respective affiliates, and their respective affiliates’ present and former shareholders, members, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, Lenders and all such other Persons being hereinafter referred to collectively as the “Releasees,” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually a “Claim” and collectively, “Claims”) of every name and nature, either known or unknown, both at law and in equity, which Releasors, or any of them, or any of their successors, assigns or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the date hereof, including, without limitation, for or on the account of, or in relation to, or in any way in connection with the IFA, or any of the other Loan Documents, including, without limitation, the Guaranties, or transactions thereunder or related thereto.

9.         Governing Law. This Amendment shall be governed by the internal laws of the State of Illinois without reference to the conflicts of laws principles thereof.

10.       Assignment. This Amendment shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their participants, successors and assigns.

11.        Counterparts. This Amendment may be executed in any number of counterparts, each of which counterparts, once they are executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.  This Amendment may be executed by any party to this Amendment by original signature or facsimile signature.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first above written.

ONEWATER MARINE INC.
ONE WATER MARINE HOLDINGS, LLC, and
ONE WATER ASSETS & OPERATIONS, LLC

By:	/s/ Philip Austin Singleton, Jr.
Name:	Philip Austin Singleton, Jr.
Title:	Chief Executive Officer

LEGENDARY ASSETS & OPERATIONS, LLC,
SINGLETON ASSETS & OPERATIONS, LLC,
SOUTH FLORIDA ASSETS & OPERATIONS, LLC,
MIDWEST ASSETS & OPERATIONS, LLC,
SOUTH SHORE LAKE ERIE ASSETS & OPERATIONS, LLC,
BOSUN’S ASSETS & OPERATIONS, LLC, and
YACHTING ASSETS & OPERATIONS, LLC

By:	/s/ Philip Austin Singleton, Jr.
Name:	Philip Austin Singleton, Jr.
Title:	Manager

NORFOLK MARINE COMPANY

By:	/s/ Jack Ezzell
Name: Jack Ezzell
Title: Treasurer

CENTRAL ASSETS & OPERATIONS, LLC
By:	One Water Assets & Operations, LLC, the Manager

By:	One Water Marine Holdings, LLC, the Managing Member

By:	/s/ Philip Austin Singleton, Jr.
Name: Philip Austin Singleton, Jr.
Title: Chief Executive Officer

[Signature Page to the Third Amendment to 7th A&R IFA and Consent]

CMC MARINE, LLC,
INNOVATIVE PLASTICS, LLC

By:	T-H Marine Supplies, LLC,
a Delaware limited liability company, its Manager

By:	/s/ Philip Austin Singleton, Jr.
Name: Philip Austin Singleton, Jr.
Title: Manager

T-H MARINE SUPPLIES, LLC

By:	/s/ Philip Austin Singleton, Jr.
Name: Philip Austin Singleton, Jr.
Title: Manager

QUALITY ASSETS & OPERATIONS, LLC

By:	/s/ Philip Austin Singleton, Jr.
Name:	Philip Austin Singleton, Jr.
Title:	Manager

/s/ Philip Austin Singleton, Jr.	/s/ Anthony Aisquith

Philip Austin Singleton, Jr., as Guarantor	Anthony Aisquith, as Guarantor

[Signature Page to the Third Amendment to the 7th A&R IFA and Consent]

WELLS FARGO COMMERCIAL DISTRIBUTION
FINANCE, LLC, as Agent and Lender

By:	/s/ Thomas M. Adamski
Name:	Thomas M. Adamski
Title:	VP Credit

[Signature Page to the Third Amendment to 7th A&R IFA and Consent Agreement]